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                         EXHIBIT 8




                     ____________, 1999


Roger Wertheimer, Esq.
Mail-Well, Inc.
23 Inverness Way, Suite 160
Englewood, CO 80112

          Re:  Federal Tax Aspects of the Exchange of 8-3/4%
          Senior Subordinated Notes of Mail-Well I
          Corporation due 2008 for 8-3/4% Series B Senior
          Subordinated Notes of Mail-Well I Corporation due 2008

Dear Mr. Wertheimer:

     You have requested our opinion concerning certain federal income tax aspects of the exchange of 8-3/4% Senior Subordinated Notes of Mail-Well I Corporation due 2008 ("Old Notes") for 8-3/4% Series B Senior Subordinated Notes of Mail-Well I Corporation due 2008 ("New Notes").

     We have reviewed the Securities and Exchange Commission Form S-4 Registration Statement and Prospectus prepared and filed with respect to the exchange of the Old Notes for the New Notes. We have also reviewed such other information, materials and matters of law as we believe appropriate.

     In addition, we have relied upon certain representations of the management of Mail-Well I Corporation (the "Company"). Although we have made no independent investigation of these representations, we have no reason to believe they are untrue.

                           FACTS

     The Company originally issued and sold the $300,000,000 aggregate principal amount of Senior Subordinated Notes due 2008 on December 16, 1998, in an offering exempt from registration under the Securities Act of 1934 (the "Securities Act") pursuant to Section 4(2), Rule 144A and Regulation S of the Securities Act. Given the Company's issuance of the Old Notes under these provisions of the United States securities law, the holders of the Old Notes may not transfer the Old

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Roger Wertheimer, Esq.
Mail-Well, Inc.
________________, 1999
Page 2


Notes in the United States unless the Old Notes were registered under the Securities Act or unless the transfer is pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     As a condition to the original issuance of the Old Notes, the Company entered into a Registration Rights Agreement dated as of December 16, 1998, with the initial purchasers of the Old Notes. In the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement under the Securities Act no later than March 16, 1999, with respect to the $300,000,000 aggregate principal amount of 8-3/4% Series B Senior Subordinated Notes due 2008 offered by a Prospectus; also the Company agreed to use its best efforts to have the registration statement declared effective within 90 days after March 16, 1999.

     Pursuant to an offer made by the Company, holders of the Old Notes may exchange their Old Notes for registered New Notes. Under the terms of such offer, for each Old Note surrendered pursuant to the exchange offer, the holder of the Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange for the New Note or, if no interest has been paid on such Old Note, from the date the Old Note was issued.


TAX OPINIONS

     1. For federal income tax purposes, the exchange of the Old Notes for registered New Notes is not a significant modification of the Old Notes under Section 1.1001-3 of the United States Treasury Regulations.

     2. For federal income tax purposes, the exchanges of Old Notes for New Notes will not constitute a taxable exchange of the Old Notes for purposes of Section 1001 of the Internal Revenue Code of 1986, as amended.

                             *******

     We express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically referred to above.

     This opinion is based upon existing statutes, regulations, proposed regulations, Internal Revenue Service rulings and revenue procedures, judicial and administrative decisions, and other matters of record. An opinion of counsel, unlike a tax ruling, has no official status of any kind. No guarantee can be given that the I.R.S. will not challenge or prevail on any issue. In addition, the law

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Roger Wertheimer, Esq.
Mail-Well, Inc.
________________, 1999
Page 3

upon which this opinion is based is subject to change, and no assurance can be given that any such change will not be applied retroactively. No application has been made to the Internal Revenue Service for a tax ruling.

                                           Very truly yours,

                                           ROTHGERBER JOHNSON & LYONS LLP






JRW/clw